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December 21, 1995

Dear Limited Partner:

We are pleased to inform you that the Management Committee of Prudential-Bache/ Watson & Taylor, Ltd.-4 (the "Partnership") has determined that it would be advisable and in the best interests of the Partnership to seek bids for the properties held by the Partnership. Representatives of Prudential-Bache Properties, Inc., the Managing General Partner of the Partnership, and of Messrs. Watson and Taylor, the individual general partners, comprise the members of the Management Committee.

Accordingly, Prudential-Bache Properties Inc. will shortly commence soliciting bids for the Partnership's properties. Prudential-Bache/Watson & Taylor, Ltd.-1, Prudential-Bache/Watson & Taylor, Ltd.-2 and Prudential-Bache/Watson & Taylor, Ltd.-3, are also soliciting bids for the properties held by each of these partnerships. Interested parties will be invited to bid on any or all of the properties, and bids will be evaluated on a partnership by partnership basis.

If acceptable bids are received, the Partnership would enter into agreements to sell its properties, subject to the approval of the limited partners. If approved, the Partnership would liquidate and distribute its net assets to the partners. There can, of course, be no assurance that acceptable bids will be received or that any transactions will be consummated.

You will be advised if and when bids are received and the Management Committee determines if they are acceptable.

Very truly yours,


Thomas F. Lynch, III
President
Prudential-Bache Properties, Inc.
Managing General Partner